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EXHIBIT 5

         [Hogan & Hartson L.L.P. Letterhead]

May 9, 2002

Board of Directors
Regal Entertainment Group
9110 East Nichols Avenue, Suite 200
Centennial, CO 80112

Gentlemen:

        We are acting as counsel to Regal Entertainment Group, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8, (the "Registration Statement"), filed with the Securities and Exchange Commission relating to up to 11,194,354 newly issued shares of the Company's Class A common stock, par value $0.001 per share (the "Shares"), issuable in connection with the Regal Entertainment Group 2002 Stock Incentive Plan (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  A copy of the Plan, as certified by the Secretary of the Company as being complete, accurate and in effect.

  3.
  A form of the Amended and Restated Certificate of Incorporation of the Company, to be filed with the Secretary of State of the State of Delaware and as certified by the Secretary of the Company on the date hereof as having been approved by the Board of Directors and the stockholders of the Company for filing with the Secretary of State of the State of Delaware prior to the closing of the Company's proposed initial public offering and as being complete and accurate.

  4.
  A form of the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as having been approved by the Board of Directors of the Company to become effective upon the filing with the Secretary of State of the State of Delaware of the Amended and Restated Charter and as being complete and accurate.

  5.
  The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on April 23, 2002 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  6.
  The Bylaws of the Company dated March 8, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  7.
  Resolutions of the Board of Directors of the Company adopted by unanimous written consent on May 3, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the adoption and approval of the Plan.

  8.
  Resolutions of the stockholders of the Company adopted by written consent on May 6, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the adoption and approval of the Plan.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.

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